Exhibit 10.2
UNITED COMMUNITY FINANCIAL CORP.
&
THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
STAY BONUS AND RETENTION PLAN
1. Purpose. Effective as of April 28, 2011 (the “Effective Date”), the Boards of Directors (collectively, the “Board”) of United Community Financial Corp. (“UCFC”) and UCFC’s wholly owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings” and together with UCFC, the “Company”), hereby adopt this STAY BONUS AND RETENTION PLAN (the “Retention Plan”) for the purpose of recruiting and retaining qualified officers and employees of the Company by providing additional procedures and guidelines for payments of Cash Awards and Equity Awards to Participants (all as defined herein). Equity Awards will be granted in the form of Restricted Shares issued under and pursuant to the terms and conditions of the United Community Financial Corp. Amended and Restated 2007 Long Term Incentive Plan (the “2007 Plan”).
2. Definitions. Capitalized terms used but not defined in this Retention Plan shall have the meanings given to such terms in the 2007 Plan. To the extent that any term defined herein conflicts with the definition of such term under the 2007 Plan, the definition in this Retention Plan shall control, except to the extent such conflict would render any term or provision of the 2007 Plan ineffective or inoperable.
3. Administration.
(a) This Retention Plan shall be administered by the Company’s Compensation Committee (“Committee”), subject to such terms and conditions as the Committee may prescribe that are not inconsistent with the Retention Plan.
(b) Subject to the terms and conditions of the Retention Plan and the 2007 Plan, the Committee shall have the discretion and (subject to subsequent approval by a majority of the independent members of the Board, as defined under applicable NASDAQ listing rules) exclusive power to:
(i)	Make Cash Awards and Equity Awards to Participants as described herein;

(ii)	Determine the terms and conditions with respect to Cash Awards and/or Equity Awards to the extent not inconsistent with the provisions of the Retention Plan or the 2007 Plan; and

(iii)	Resolve all questions relating to the administration of the Retention Plan and applicable law.
(c) The interpretation of, and application by, the Committee of any provision of the Retention Plan shall be final and conclusive. The Committee, in its sole discretion, may establish rules and guidelines relating to the Retention Plan as it may deem appropriate.

4. Participation.
(a) The Committee shall recommend officers and employees of the Company to be participants in the Retention Plan at or any time after the Effective Date, including any officers or employees hired after the Effective Date in accordance with this Section 4(a). The officers and employees recommended for participation by the Committee shall be approved by at least a majority of the independent members of the Board (and upon such approval, each such officer and employee shall become a “Participant,” and collectively shall be the “Participants”). Attached hereto as Exhibit A is a list of Participants of the Plan as of the Effective Date, which may be amended from time to time by the Board and the Committee in their sole and absolute discretion.
(b) To be eligible for any Cash Award or Equity Award, each Participant must maintain no less than a consolidated rating of competent performance of such Participant’s goals and responsibilities within the Participant’s current job description and other related/required duties that may be assigned. In addition, each Participant must be actively employed by UCFC or Home Savings at the time any Cash Award is paid or an Equity Award is granted.
5. Awards.
(a) For purposes of this Retention Plan,
(i)	“Cash Award” shall mean any payment of cash by the Company payable to a Participant in accordance with the terms and conditions of this Retention Plan.
(ii)	“Equity Award” shall mean any Award of Restricted Shares under the 2007 Plan to a Participant in accordance with the terms and conditions of this Retention Plan, the 2007 Plan and the award agreement provided by the Company.
(b) Each eligible Participant shall receive a Cash Award of One Thousand and 00/100 Dollars ($1,000.00) on the first regular pay date occurring in January 2012, subject to all applicable Federal, state and local payroll taxes.
(c) Each eligible Participant also shall receive a Cash Award and be granted an Equity Award upon receipt by the Board of Home Savings of official notice that the Order to Cease and Desist, Order No. FDIC -08-175b, as may be amended from time to time (the “Order”), has been terminated. For purposes of this Retention Plan, the words “terminated” or “termination” used in connection with the Order shall mean a termination by the Federal Deposit Insurance Corporation (the “FDIC”) and the Ohio Division of Financial Institutions (“ODFI”), or either of such regulatory authority’s successors or assigns, of the Order, which Order is not replaced, amended or modified in such a manner as to be considered terminated but replaced with a new order or agreement.

(d) The combined award described above shall be based upon a specified percentage of each Participant’s base salary in effect at the time the Order has been terminated, which percentage shall be determined by the Board and set forth in Exhibit A attached hereto, and as may be amended from time to time by the Board and the Committee in their sole and absolute discretion.
(i)	The Cash Award shall equal fifty percent (50%) of the combined award and will be paid in a single lump sum payment following receipt of the notice of termination of the Order, in accordance with the Company’s regular pay practices, but in no event more than thirty (30) days following receipt of such notice. Payment of the Cash Award shall be subject to all applicable Federal, state and local payroll taxes.
(ii)	The Equity Award shall consist of a number of Restricted Shares equal to fifty percent (50%) of the combined award divided by the Fair Market Value of a Common Share on the Grant Date (defined below), rounded down to the nearest whole Common Share. Fractional Common Shares shall not be issued, so any portion of the Equity Award that is not converted to Restricted Shares on a Grant Date shall be paid to the Participant in cash as part of the Cash Award.
(e) For purposes of this Retention Plan, the “Grant Date” of the Equity Award shall be the date upon which the Compensation Committee and a majority of the independent members of the Board meet and formally approve the issuance of Restricted Shares pursuant to the Retention Plan. The Compensation Committee and the Board shall use their best efforts to hold a meeting on the date notice of termination of the Order is received by the Board or as soon thereafter as practicable.
(f) Restricted Shares awarded pursuant to the Retention Plan shall be evidenced by an award agreement containing such terms and conditions as the Committee may prescribe and that are not inconsistent with the terms of the 2007 Plan or the Retention Plan; provided, however, that no Restricted Shares may vest prior to the first anniversary of the Grant Date except as specifically set forth in the 2007 Plan or as provided herein. For purposes of applying Section 13.3 of the 2007 Plan to any Equity Award, a Participant’s “Retirement” shall mean the Participant’s Separation from Service as provided under 2.1(bb) of the 2007 Plan.
(g) Restricted Shares that vest shall be settled by the Company as soon as reasonably practicable. In accordance with the terms and conditions of the 2007 Plan, in the case of Equity Awards paid in Restricted Shares, the Company may withhold Common Shares otherwise issuable upon exercise or settlement of such Equity Award in order to satisfy withholding obligations, unless otherwise instructed by the Participant or unless the Committee determines otherwise at the time of Grant.

(h) In the event that the Company terminates a Participant’s employment for cause prior to the date upon which a Cash Award is actually paid to a Participant or a Participant’s Equity Award has vested, the Participant shall forfeit all his or her rights, title or interest in any such Cash or Equity award, and the Participant shall not be entitled to receive all or any part of the Cash or Equity Award. When used in this Retention Plan, “cause” means (A) the Participant’s continued intentional failure or refusal to perform substantially the Participant’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by the Company to the Executive of such failure; (B) the Participant’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of Participant’s employment with the Company; (C) the Participant’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (D) the Participant’s disclosure of trade secrets or material, non-public confidential information of the Company or any of its affiliates in violation of the Company’s or its affiliates’ policies that applies to the Executive or any agreement with the Company or any of its Affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise; or (E) with respect to any Participant not otherwise employed by the Company pursuant to an executed employment agreement, any other termination for cause pursuant to the Company’s policies, procedures or employment practices, where such termination is not otherwise prohibited by applicable law or regulation.
6. Plan as Controlling. Except as provided otherwise herein, any Equity Award granted to a Participant under the Retention Plan shall be subject to the terms and conditions of the 2007 Plan, including such additional terms and conditions as the Committee may impose that are not inconsistent with the 2007 Plan or the Retention Plan.
7. Amendment and Termination. Subject to any limitations contained in the 2007 Plan, the Board may, at any time and from time to time, amend, modify or suspend the Retention Plan and all rules and guidelines hereunder; provided, however, that no such amendment, modification, suspension or termination shall impair or adversely alter any Cash Award or Equity Award previously granted under the Retention Plan without the consent of the affected Participant.
8. Term of Retention Plan. The Retention Plan shall terminate on the earlier of the date of termination of the 2007 Plan or after all Equity Awards issued hereunder have vested and been settled by the Company, and no Equity Award may be granted pursuant to the Retention Plan thereafter; provided, however, that neither the termination of the 2007 Plan nor the termination of the Retention Plan shall affect the vesting of any Equity Award outstanding upon such termination or the right of a Participant to receive Common Shares upon vesting of an Equity Award.
9. Regulatory Matters. In the event and to the extent the payment of any Cash Award or grant of any Equity Award is subject to regulatory approval and/or may be nullified or rendered inoperative or inapplicable by operation of applicable Federal or state law, this Retention Plan shall be effective only to the extent permissible under such regulatory and/or other legal requirements, but to the fullest extent as may be permissible thereunder.

10. Miscellaneous
(a) Except as otherwise specifically provided in the Retention Plan or as set forth in an award agreement (and to the extent not otherwise inconsistent with the 2007 Plan), during the vesting period and after the certificates for the Restricted Shares have been issued, the Participant shall be entitled to all rights of a shareholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Retention Plan. Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Participant when earned and payable.
(b) An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration.
(c) Nothing contained herein shall be deemed to restrict or prohibit any employee from making a Section 83(b) election under the Code.
(d) Except as otherwise explicitly stated herein, the adoption of the Retention Plan by the Board shall not be construed as amending, modifying or rescinding the 2007 Plan but is intended to serve as a framework for the Board and the Committee with respect to grants to Participants.
(e) Nothing contained in the Retention Plan or in an award agreement granted hereunder shall confer upon any Participant any right to continue serving as an employee of the Company or interfere in any way with the right of UCFC or Home Savings to terminate the Participant’s service as an employee at any time.
(f) An award agreement may provide that Common Shares issuable upon settlement of an Equity Award may be subject to such restrictions, including, without limitation, restrictions as to transferability as the Committee may determine at the time such Equity Award is granted.
(g) The Retention Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent federal law shall be deemed applicable. All disputes and matters arising under, in connection with or incident to this Agreement shall be litigated, if at all, in and before any Federal court sitting within the Northern District of Ohio or any State court sitting in Mahoning County, Ohio, to the exclusion of the courts of any other state or county.

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